AGREEMENT OF PURCHASE AND SALE
(Pero - Citrus Boulevard $54,000,000)

THIS AGREEMENT OF PURCHASE AND SALE (the “Agreement”) is made as of the 17th day of November, 2016 (the “Effective Date”), between PERO GREENRIDGE FARMS LLC, a Florida limited liability company (“Greenridge”) and PFF LAND HOLDINGS LLC, Florida limited liability company (“PFF” and together with Greenridge, the “Seller”) and CITRUS BOULEVARD STUART, LLC, a Delaware limited liability company, or its designee (the “Purchaser”).
WHEREAS, Seller has agreed to sell and Purchaser has agreed to purchase the Property (as hereinafter defined);
NOW, THEREFORE, in consideration of the agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Certain Definitions. For purposes of this Agreement, the following terms shall have the following definitions:
“Agreed Value” shall mean a price or value per acre equal to $14,408 per acre during the 2017 calendar year and increasing by two percent (2%) each calendar year thereafter. To illustrate the foregoing, the Agreed Value(s) for the initial ten (10) years after Closing (inclusive of 2017) is set forth on Schedule 1 attached hereto.

“Closing Date” shall mean, subject to the terms and provisions of this Agreement, January 13, 2017 (or such earlier date as the parties may mutually agree).

“Contracts” shall mean, collectively, any and all service, maintenance, management or other contracts or agreements with third parties relating to or affecting the Property.

“Crops” shall mean any and all unharvested crops at the Property as of the Effective Date.

“Due Diligence Materials” shall mean those materials and information more particularly described on Exhibit C attached hereto and incorporated by reference herein.

“Earnest Money” shall mean the sum of Five Hundred Thousand and NO/100 dollars ($500,000.00), together with all interest accrued thereon.

“GAP” shall mean good agricultural practices.

“Gladstone” shall mean Gladstone Land Corporation, a Maryland corporation.

“Greenridge Land” shall mean that certain real property located in Martin County, State of Florida, as more particularly described on Exhibit A-1 attached hereto and incorporated herein by reference, together with all rights (including without limitation all mineral rights, if any, owned by Greenridge), easements, hereditaments and appurtenances thereunto belonging.

“Government Payments” shall mean all federal, state and local government payments, benefits and entitlements associated with or applicable to the Property or any Crops grown thereon, including without limitation any applicable direct payments or counter-cyclical payments under the Farm Security and Rural Investment Act of 2002, as amended.

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“Inspection Period” shall mean the period beginning on the Effective Date and ending at 5:00 p.m. local time at the Property on January 4, 2017. Notwithstanding the foregoing, Purchaser may extend the Inspection Period by fifteen (15) additional days by written notice to Seller prior to the expiration of the initial Inspection Period if it requires additional time to obtain or review its third party reports.

“Improvements” shall mean all buildings, structures, gates, fences, roads, levees, ditches, grain bins, silos, other storage bins, an open air shed, together with all other appurtenances or other facilities currently existing on the Property, including without limitation all Irrigation Equipment.

“Irrigation Equipment” shall mean all below ground, surface and above ground irrigation equipment at the Property, including without limitation water well structures, pumps, pump stations, motors, casings, risers, above and below ground pipes and pipelines, canal stations and pumps, culverts, overhead irrigation equipment, drip irrigation equipment, pivot irrigation equipment, accessories and all related power and control units and systems, as applicable, including without limitation the “Purchaser Items” listed on Schedule 2 attached hereto, but EXPRESSLY EXCLUDING, however all those certain existing discharge pumps and related motors (“Discharge Pumps”) expressly set forth on Schedule 2 attached hereto shall remain the property of Seller at Closing and shall be removed by Tenant at the expiration or earlier termination of the Lease (defined below) as further described therein. All the Irrigation Equipment shall be deemed to be part of the Improvements to be conveyed to Purchaser.

“Land” shall mean the PFF Land and the Greenridge Land.

“Landlord Capital Expenditures” shall mean any funds or amounts expended by Purchaser (as landlord under the Lease) for improvements to the Property which either result in a new structure, prolong or extend the remaining useful life of any existing asset, improvement or item of property located on the Premises beyond a period of one (1) year, increase the size or production capacity of any existing asset, improvement or item of property located on the Property, or improve the efficiency or safety of any existing asset, improvement or item of property located on the Property.

“Lease shall mean that certain Agricultural Lease with a term commencing as of the Closing Date executed by Purchaser, as landlord, and Tenant (defined below), in substantially the form attached hereto as Exhibit D.

“Lease Guarantor” shall mean Pero Family Farms Food Company, LLC, a Florida limited liability company, which is an affiliate of Seller.

“Lease Guaranty” shall mean that certain Guaranty of Agricultural Lease executed by Lease Guarantor in favor of Purchaser, as landlord under the Lease, in substantially the form attached hereto as Exhibit E.

“Permitted Exceptions” shall have the meaning set forth in Section 8(b).

“Personal Property” shall mean any personal property that will be conveyed to Purchaser as part of this transaction, if any, as more particularly described on Exhibit B attached hereto and incorporated by reference herein.

“PFF Land” shall mean that certain real property located in Martin County, State of Florida, as more particularly described on Exhibit A-2 attached hereto and incorporated herein by reference, together with all rights (including without limitation all mineral rights, if any, owned by PFF), easements, hereditaments and appurtenances thereunto belonging.

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“Property” shall mean the Land, Improvements, and Personal Property, specifically including without limitation all Water Rights and EXPRESSLY EXCLUDING the Crops and the Discharge Pumps.

“Purchase Price” shall mean the total amount of Fifty-Four Million and NO/100 dollars ($54,000,000.00), subject to adjustment as expressly set forth in this Agreement. The Purchase Price shall be allocated as follows: Forty-Four Million Four Hundred Sixty-Nine Thousand and NO/100 ($44,469,000.00) for the Greenridge Land and Nine Million Five Hundred Thirty-One Thousand and NO/100 ($9,531,000.00) for the PFF Land.

“Purchaser’s Address” shall mean:

Gladstone Land Corporation
Attention: Bill Frisbie
1521 Westbranch Drive
Suite 200
McLean, VA 22102
(703) 287-5839 (T)
Email: bill.f@gladstonecompanies.com

With copy to:

Gladstone Land Corporation
Attn: Joseph Van Wingerden
1521 Westbranch Drive
Suite 200
McLean, VA 22102
(703) 287-5914 (T)
(703) 287-5801 (F)
Email: Joe.V@gladstonecompanies.com

With additional copy to:
Bass Berry & Sims PLC
Attention: Robert P. McDaniel, Jr.
100 Peabody Place, Suite 900
Memphis, TN 38103
(901) 543-5946 (T)
(888) 765-6437 (F)
Email: rmcdaniel@bassberry.com.

“Pursuit Costs” shall mean all of Purchaser’s reasonable third party, out of pocket expenditures in connection with the transaction contemplated hereby, including without limitation legal, engineering, loan, appraisal, survey and title fees and expenses; provided, however, that for purposes of this Agreement, the Pursuit Costs shall not exceed One Hundred Thousand and NO/100 Dollars ($100,000.00) in the aggregate.

“Seller’s Address” shall mean:

PFF Land Holdings LLC, and
Pero Greenridge Farms LLC
Attn: Peter Pero
14095 State Road 7

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Delray Beach, FL 33446
561-498-5771 (T)
561-496-4009 (F)
Email: perop@perofamilyfarms.com

with copy to:

Greenberg Traurig, P.A.
Attn: Richard J. Giusto
333 S.E. 2nd Avenue
Miami, FL 33131
305.579.0559 (T)
305.961.5559 (F)
Email: GiustoR@gtlaw.com

“Tenant” shall mean Pero Family Farms, LLC, a Florida limited liability company, which is an affiliate of Seller.

“Title Company” shall mean: Chicago Title Insurance Company.

“Title Company’s Address” shall mean:

Chicago Title Insurance Company
Attn: Melodie T. Rochelle
Vice President and Sr. Commercial Title Office
5516 Falmouth St., Ste. 200
Richmond, VA 23230
(804) 521-5713 (T)
(804) 521-5756 (F)
(804) 477-4771 (C)
Email: melodie.rochelle@fnf.com
“Water Rights” shall mean all water and water rights, well and well rights, and surface rights and interests that are appurtenant to or available for use on the Property, including without limitation those used to conduct farming operations on the Property.
2. Property. Seller hereby agrees to sell and Purchaser, or its designee, hereby agrees to purchase from Seller the Property.
3.Earnest Money. Within three (3) business days after Effective Date, Purchaser shall deposit the Earnest Money with the Title Company by wire transfer or certified or cashier’s check. Said Earnest Money shall be held and disbursed in accordance with this Agreement.
4.Purchase Price. At the Closing, defined below, all Earnest Money shall be applied to the Purchase Price, and the balance of the Purchase Price, subject to adjustments for credits and debits as set forth in this Agreement, shall be paid in good funds by wire transfer.
5.Inspection Period; Refund of Earnest Money; Due Diligence Materials.
a)Purchaser shall have until the expiration of the Inspection Period to make such determinations with respect to the Property as Purchaser deems appropriate and to elect to either continue or terminate this Agreement, in Purchaser’s sole and absolute discretion, for any reason or

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no reason. Purchaser may terminate this Agreement, and receive a full refund of the Earnest Money, less $10.00 to be retained by Seller, and shall deliver to Seller copies of all third party reports obtained by Purchaser in connection with its due diligence as consideration for entering into this Agreement, by delivering written termination notice to Seller at any time prior to the expiration of the Inspection Period. If Purchaser does not so terminate this Agreement, the Earnest Money shall thereafter be non-refundable to Purchaser except as expressly otherwise set forth in this Agreement, and this Agreement shall remain in effect.
Within five (5) days after the Effective Date, Seller shall deliver to Purchaser at Seller’s sole expense the Due Diligence Materials to the extent such Due Diligence Materials are in Seller’s possession or control. Except as specifically set forth herein, Seller makes no representations or warranties as to the truth, accuracy, completeness, methodology of preparation or otherwise concerning any engineering or environmental reports or any other materials, data or other information supplied to Purchaser in connection with Purchaser’s inspection of the Property (e.g., that such materials are complete, accurate or the final version thereof. It is the parties’ express understanding and agreement that any materials which Purchaser is allowed to review are provided only for Purchaser’s convenience in making its own examination and determination prior to the expiration of the Inspection Period as to whether it wishes to purchase the Property, and, in doing so, Purchaser shall rely exclusively on its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller. Seller shall also promptly provide any other documents or information in Seller’s possession or control relating to the Property or any Contract that is reasonably requested by Purchaser expressly excluding, however, information protected by attorney client privilege. Seller shall also provide any other information relating to the entity formation, authority or financial information of the Tenant or the Lease Guarantor that is reasonably requested by Purchaser expressly excluding, however, information protected by attorney client privilege. Notwithstanding the foregoing or anything herein to the contrary, Seller represents and warrants to Purchaser that the financial information listed in Item (0) on Exhibit C and provided to Purchaser are true, accurate and complete in all material respects. In addition, Seller shall permit Purchaser to request and obtain any and all information regarding the Property in the possession of or available to Paul Whalen and/or TAC Environmental, and Seller hereby consents to the provision of the same by Paul Whalen and/or TAC Environmental. Notwithstanding the foregoing, Seller makes no representation or warranty of any kind with respect to any information provided to Purchaser by Paul Whalen and/or TAC Environmental.
a)Purchaser agrees that, in making any physical or environmental inspections of the Property, Purchaser and all of Purchaser’s agents entering onto the Property shall carry not less than $2,000,000 in the aggregate and $1,000,000 per occurrence of commercial general liability insurance insuring all activity and conduct of Purchaser and such representatives while exercising such right of access and naming Seller as additional insureds. Purchaser represents and warrants that it carries not less than $2,000,000 in the aggregate and $1,000,000 per occurrence of commercial general liability insurance with contractual liability endorsement which insures Purchaser’s indemnity obligations hereunder, and will provide Seller with written evidence of same prior to entry on the Property.
b)Purchaser is a knowledgeable owner of real estate properties. Purchaser has previously reviewed and considered the nature of this transaction and believes that the Inspection Period will give Purchaser the opportunity to thoroughly investigate the Property and all aspects of the transaction. In electing to proceed with the transaction, Purchaser shall have determined that the Property is satisfactory to Purchaser in all respects and is purchasing the Property in its “As-Is, Where-Is” condition, with all faults. Purchaser acknowledges and agrees that the Purchase Price was negotiated on the basis of this being an “As-Is, Where-Is” transaction; and the “As-Is, Where-Is”

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nature of the transaction was a material inducement for Seller to enter into this Agreement. Purchaser has not relied and will not rely on any representation of Seller other than as expressly set forth in this Agreement. Purchaser further acknowledges and agrees that, except for the specific representations made by Seller in this Agreement, Seller has made no representations, is not willing to make any representations, and has not held out any inducements to Purchaser other than those (if any) exclusively set forth in this Agreement; and Seller is not and shall not be liable or bound in any manner by any express or implied warranties, guaranties, statements, representations or information pertaining to the Property, except as may be specifically set forth in this Agreement.
c)Purchaser acknowledges that, except as expressly provided in this Agreement, neither Seller nor any of its agents have made, and specifically negate and disclaim, any representations, promises, covenants, agreements, or guaranties of any kind or character, whatsoever, whether express or implied, oral or written, of, as to, concerning, or with respect to (i) the value, nature, quality or condition of Property, including, without limitation, the water, soil and geology, (ii) the suitability of the Property for any and all activities and uses which may be conducted thereon, (iii) the compliance of or by the Property with any laws, rules, ordinances or regulations of any applicable governmental authority, (iv) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property, (v) the existence of any endangered or protected animal or plant species on the Property, or (vi) any other matter with respect to the Property, and specifically, that Seller nor any of its agents have made, specifically negate and disclaim, any representations or warranties regarding compliance of the Property with any environmental protection, pollution or land use laws, rules, regulations, orders or requirements, including without limitation, those pertaining to solid waste, as defined by the U.S. Environmental Protection Agency Regulations at 40 C.F.R. Part 261, or the disposal or existence, in or on the Property, of any hazardous substances, as defined by the comprehensive environmental Response Compensation and Liability Act of 1980, as amended, and the regulations promulgated thereunder. Except with respect to Seller’s express representations, warranties or statements herein, Purchaser shall rely solely on its own investigation of the Property and not on any statements, representations, warranties or information made or provided or to be provided by Seller or its agents or contractors. Seller shall not be liable or bound in any manner by any verbal or written representations, warranties or information pertaining to the Property or the operation thereof, furnished by any party purporting to act on behalf of Seller, except as expressly provided or set forth herein.
d)PURCHASER and Gladstone (collectively “Purchaser Parties”) AGREE (WHICH AGREEMENT SHALL SURVIVE CLOSING OR TERMINATION OF THIS AGREEMENT FOR A PERIOD OF SIX (6) MONTHS) TO INDEMNIFY, DEFEND, AND HOLD SELLER FREE AND HARMLESS FROM ANY LOSS, INJURY, DAMAGE, CLAIM, LIEN, COST OR EXPENSE, INCLUDING ATTORNEYS’ FEES AND COSTS, ARISING OUT OF A BREACH OF THE FOREGOING AGREEMENTS BY PURCHASER IN CONNECTION WITH THE INSPECTION OF THE PROPERTY, OR OTHERWISE FROM THE EXERCISE BY PURCHASER OR PURCHASER’S AGENTS OF THE RIGHT OF ACCESS ON THE PROPERTY (COLLECTIVELY, “PURCHASER’S INDEMNITY OBLIGATIONS”). THIS SECTION 5(F) SHALL SURVIVE CLOSING OR THE TERMINATION OF THIS AGREEMENT FOR A PERIOD OF SIX (6) MONTHS. PURCHASER PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT IN THE EVENT THAT PRIOR TO THE EFFECTIVE DATE, PURCHASER, OR ANY OF ITS EMPLOYEES, AGENTS, CONTRACTORS, CONSULTANTS, OR OTHER REPRESENTATIVES, HAVE ENTERED ONTO THE PROPERTY TO INSPECT, TEST, SURVEY OR OTHERWISE EXAMINE THE PROPERTY, AND THE RECORDS RELATING THERETO, THE INDEMNITY SET FORTH IN THIS SECTION 5(F) OF THIS AGREEMENT SHALL APPLY

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RETROACTIVELY TO THE DATE OF SUCH INSPECTIONS, TESTING, SURVEYING, AND EXAMINATION.
6.Costs and Prorations.
a)Purchaser shall pay the costs of any Survey obtained by Purchaser pursuant to Section 9 hereof, the costs of any Phase I environmental report obtained by Purchaser, all expenses incident to any financing obtained for the purchase of the Property, the cost of any endorsements to the owner’s title policy or loan policies desired by Purchaser, any and all costs and expenses of architectural, engineering and other inspection and feasibility studies and reports incident to Purchaser’s inspections, the premium for Purchaser’s Title Policy, and any costs of production of the title search or abstract for the Property to the extent not included in the premium for Purchaser’s Title Policy (defined below). Seller shall pay for preparation of the deed of transfer, and all transfer taxes, document stamps or documentary stamp taxes and recording costs applicable to the deed of transfer. All other closing costs shall be borne in accordance with the custom in Martin County, Florida.
b)Property taxes and assessments constituting a lien against the Property for the year in which the Closing occurs and all other unpaid assessments, utilities, and similar costs with respect to the Property shall be prorated between the parties as of the Closing Date. In the event such proration is based upon a previous year’s taxes or assessment, after Closing, at such time as any of the taxes or assessments are capable of exact determination, the party having the information permitting the exact determination shall send to the other party a detailed report of the exact determination so made. Within thirty (30) days after both Seller and Purchaser shall have received such report, Seller and Purchaser shall adjust the amounts apportioned pursuant to the estimates made at Closing to reflect the exact determinations contained in the report, and Seller or Purchaser, as the case may be, shall pay to the other whatever amount shall be necessary to compensate for the difference.
7.Conditions Precedent.
a)Seller acknowledges that as a condition precedent to Purchaser’s obligations hereunder, the following shall occur on or before the Closing Date (or any earlier date indicated below), any of which conditions may be waived by Purchaser in its sole discretion:
(1)The Title Company shall be irrevocably committed to issue upon Closing a 2006 ALTA Owner’s Policy of Title Insurance (the “Title Policy”), as evidenced by a “marked up” Title Commitment, defined below, insuring Purchaser as owner of fee simple title to the Property, subject only to Permitted Exceptions (defined below), in the amount of the Purchase Price, and containing such endorsements as Purchaser shall have reasonably requested and were agreed to in writing by the Title Company prior to the expiration of the Inspection Period.
(2)Each and every representation and warranty of Seller set forth in Section 11 shall be true and correct in all material respects, and Seller shall not be in default under any of its other obligations under this Agreement, as of Closing.
(3)There shall have been no material or adverse change to the financial condition of Tenant or Lease Guarantor from the Effective Date prior to Closing.
(4)The Lease and Lease Guaranty shall be in full force and effect in accordance with their respective terms and conditions.
b)Purchaser acknowledges that as a condition precedent to Seller’s obligations hereunder, the following shall occur on or before the Closing Date (or any earlier date indicated

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below), which condition may be waived by Seller in its sole discretion that: (i) each and every representation and warranty of Purchaser set forth in Section 11 shall be true and correct in all material respects, (ii) Purchaser shall not be in default under any of its other material obligations under this Agreement, as of Closing, and (iii) to the extent Purchaser obtains purchase money financing or a mortgage encumbering the Property, Purchaser delivers to tenant an executed Subordination Non-Disturbance and Attornment Agreement in the form required under the Lease (“SNDA”).

8.Closing; Deeds.
a)Subject to all preconditions set forth herein, the closing or settlement (“Closing”) of the transaction contemplated hereby, unless terminated in accordance with this Agreement or as otherwise agreed upon by Purchaser and Seller, shall be held via the mails, through the Title Company at 10:00 a.m. on the Closing Date or such other place and time as the parties may agree in writing.
b)At Closing, Greenridge and PFF shall each separately convey to Purchaser good, marketable and insurable title to their respective real property and improvements by special warranty deed acceptable to Purchaser and the Title Company (the “Deeds”), subject only to (i) standard exceptions for real property taxes not yet due and payable and (ii) any other matters which are waived by, or acceptable to, Purchaser pursuant to Section 10 below (the “Permitted Exceptions”). The Greenridge Land description and the PFF Land description in the respective Deeds shall be the property description from Greenridge’s and PFF’s respective vesting deeds; provided, that if Purchaser obtains a Survey of the Property, Greenridge and PFF also agree to execute and deliver recordable Quit Claim Deeds to Purchaser at Closing using the Survey description, if different from the description in the vesting deeds. To the extent necessary and appropriate to convey Water Rights, Greenridge and PFF shall execute and deliver assignments of permits or interests or by other appropriate conveyance (“Water Rights Conveyance Instruments”) in addition to the Deeds and other instruments provided for herein in form and substance reasonably acceptable to Purchaser.
9.Survey. During the Inspection Period, Purchaser, at Purchaser’s expense, may cause a survey of the Property to be prepared by a surveyor selected by Purchaser certified to Purchaser, Seller, and Title Company (“Survey”).
10.Title. During the Inspection Period (but as soon as is practicable after the Effective Date), the Title Company shall procure a title insurance commitment in the amount of the Purchase Price covering the Property issued by the Title Company (the “Title Commitment”) and furnish a copy thereof to Purchaser. Purchaser shall have until the date which is thirty (30) days after the Effective Date to object to any matters shown on the Title Commitment or Survey by written notice to Seller (“Title Objection Notice”). Purchaser may also object to any new matters thereafter revealed by a title update by subsequent Title Objection Notice to Seller. Within five (5) days after receipt of Purchaser’s Title Objection Notice, Seller shall either (i) deliver written notice to Purchaser of any title or Survey objections which Seller elects not to cure, or (ii) cure or satisfy such objections (or commence to cure or satisfy such objections as long as Seller reasonably believes such objections may be cured or satisfied at least two (2) business days prior to Closing). In the event that Seller does not deliver written notice to Purchaser of any title or Survey objections which Seller elects not to cure within such five (5) day period, Seller shall be deemed to have elected to not cure all such objections. Within five (5) days after receipt of Seller’s written notification that Seller elects not to cure a title or Survey objection, Purchaser may terminate this Agreement and receive a full refund of the Earnest Money by delivering written notice thereof to Seller. If Purchaser does not so terminate this Agreement, then any such title or Survey objection which Seller elects not to cure shall be deemed waived by Purchaser and shall be an additional Permitted Exception. If any objection which Seller elects to cure is not satisfied by Seller at

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least two (2) business days before the scheduled date of Closing, Purchaser shall have the right to terminate this Agreement, in which case the Earnest Money shall be returned to Purchaser and neither party shall have any further rights, obligations or duties under this Agreement. If Seller does cure or satisfy the objections at least two (2) business days prior to Closing, then this Agreement shall continue in effect. Any exception to or defect in title which Purchaser shall elect to waive, or which is otherwise acceptable to Purchaser, shall be deemed an additional Permitted Exception to title at Closing. Seller covenants and agrees not to alter or encumber in any way Seller’s title to the Property after the date hereof. Notwithstanding anything in this Agreement to the contrary, Seller shall cause any mortgage, judgment or other lien created by, through or under Seller for a liquidated sum encumbering the Property to be released at or before Closing.
11.Representations and Warranties.
a)As of the date hereof and as of the Closing Date (as evidenced by Seller’s downdate certificate to be provided at Closing), Seller represents, warrants and covenants to Purchaser that:
(1)Other than the Tenant under the Lease the term of which shall commence at Closing, there are and there will be no parties in possession of any portion of the Property as lessees or sublessees, and no other party has been granted an oral or written license, lease, sublease, option, purchase agreement or other right pertaining to the use, purchase or possession of any portion of the Property. There are no leasing brokerage agreements, leasing commission agreements or other agreements providing for the payment of any amounts, and no commissions due, for leasing activities with respect to the Property.
(2)The Seller has not granted, created or assumed any mortgage, deed of trust or other security interest or loan document or indebtedness related to or secured by the Property.
(3)There are no Contracts which encumber or bind the Property or Seller which will be binding on Purchaser, or which Purchaser will be required to assume, at Closing.
(4)The execution and delivery of this Agreement, the consummation of the transaction herein contemplated and the compliance with the terms and provisions hereof will not conflict with or (with or without notice or the passage of time or both) result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, loan agreement or instrument to which either Greenridge or PFF is a party or by which Greenridge, PFF or the Property is bound, any applicable regulation or any judgment, order or decree of any court having jurisdiction over the Seller or the Property.
(5)The Seller has not received any written notice of any violation of any ordinance, regulation, law, statute, rule or restriction relating to the Property.
(6)There are no attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy or under any applicable debtor relief laws or any other litigation contemplated by or pending or threatened against Greenridge, PFF, Tenant, Lease Guarantor or the Property.
(7)Greenridge and PFF have been duly organized and are validly existing under the laws of the State of Florida. Greenridge and PFF have the full right and authority to enter into this Agreement and (collectively) to transfer all of the Property to be conveyed by Seller pursuant hereto and to consummate or (collectively) cause to be consummated the transactions contemplated herein to be made by Seller. The person signing this Agreement on behalf of Greenridge and PFF is authorized to do so. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Seller, enforceable in accordance with their respective terms. No other signatures or approvals are required to make this Agreement fully enforceable by the Purchaser with respect to Greenridge, PFF or the Property.

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(8)Intentionally omitted.
(9)There is no pending or threatened condemnation or similar proceeding or assessment affecting the Property or any part thereof nor has Seller received any written notice of a potential condemnation by any governmental authority. Seller shall pay prior to closing and satisfy all claims and mechanics’ liens for work done or materials furnished, by through or under Seller, in relation to the Property. Seller has not received written notice of any plans or proposals for changes in road grade, access, or other municipal improvements which would adversely affect the Property or result in any assessment of any pending ordinance authorizing improvements, the cost of which might be assessed against Purchaser or the Property.
(10)Seller has not entered into any agreement to dispose of its interest in the Property or any part thereof, except for this Agreement.
(11)Neither Greenridge nor PFF is party to any litigation which is still pending affecting the Property, the Property is not the subject of any litigation, and neither Greenridge nor PFF Seller has received written notice of any threatened litigation affecting or relating to the Property. Neither Tenant nor Lease Guarantor is a party to any litigation that would have a material adverse impact on their ability to perform their obligations under the Lease and/or Lease Guaranty.
(12)Greenridge and PFF represent that neither Greenridge nor PFF nor any of their affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities. The foregoing representations shall survive Closing and any termination of this Agreement.
(13)Seller has not ever caused or permitted any “hazardous material” (as hereinafter defined) to be placed, held, located, or disposed of on, under, or at the Property or any part thereof in forms or concentrations which violate applicable laws and regulations. Seller has not ever used the Property as a dump or storage site (whether permanent or temporary) for any hazardous material. Seller has not received any written notices for any violations of law relating to hazardous materials. As used herein, “hazardous material” means and includes any hazardous, toxic, or dangerous waste, substance, or material defined as such in, or for purposes of, the Comprehensive Environmental Response, Compensation Liability Act (42 U.S.C. Section 9601, et seq., as amended) or any other “super fund” or “super lien” law or any other Federal, State, or local statute, or law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability for standards of conduct concerning any substance or material, as presently in effect. Seller has not placed nor operated any underground or aboveground storage tanks on the Property.
The representations and warranties made in Section 11(a) of this Agreement shall survive the Closing for a period of six (6) months. Written notification of any claim must be received by Seller within six (6) months of the Closing Date or such claim shall be forever barred and Seller shall have no liability with respect thereto. In addition, upon Seller’s receipt of written notification of any such claim, Seller shall first be afforded at least thirty (30) days to cure any breach of Seller’s representations and warranties prior to Purchaser’s filing any claim in connection therewith. The aggregate liability of Greenridge for breach of any representations and warranties with respect to the Greenridge Land shall not exceed one percent (1%) of the Purchase Price allocated to the Greenridge Land and the aggregate liability of PFF for breach of any representations and warranties with respect to the PFF Land shall not exceed one percent (1%) of the Purchase

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Price allocated to the PFF Land; and recovery of actual damages up to that amount is Purchaser’s sole and exclusive remedy for any such breach; provided, however, Seller shall have no liability to Purchaser for matters disclosed by Seller or discovered by Purchaser prior to Closing. Notwithstanding anything herein to the contrary, breaches of any representation or warranty hereunder arising as a result of the fraud of Purchaser shall not be subject to (i) the six (6) month survival limit but shall continue to survive thereafter or (ii) the one percent (1%) caps above. The provisions of this Subparagraph shall survive the Closing.
b) As of the date hereof and as of the Closing Date, Purchaser represents, warrants and covenants to Seller that:
(1)Purchaser is duly organized, validly existing and in good standing under the laws of the State in which it was organized, is authorized to do business in the State in which the Land is located, has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any material term of its organizational documents.
(2)Purchaser is acting as principal in this transaction with authority to close the transaction.
(3)No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending against or contemplated by Purchaser.
(4)Purchaser acknowledges that, by the Closing Date, Purchaser will have had sufficient opportunity to inspect the Property fully and completely at its expense in order to ascertain to its satisfaction the extent to which the Property complies with applicable zoning, building, environmental, health and safety and all other laws, codes and regulations.
(5)Purchaser represents that neither Purchaser nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of OFAC of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities. The foregoing representations shall survive Closing and any termination of this Agreement. Notwithstanding anything contained in the foregoing to the contrary, Purchaser shall have no duty to investigate or confirm that any shareholders of Gladstone Land Corporation or unit holders of Gladstone Land Limited Partnership are in compliance with the provisions of this Section 11(b)(v), and any violation by any such shareholders or unit holders shall not be a breach or default by Seller hereunder.
The representations and warranties made in Section 11(b) of this Agreement shall survive the Closing for a period of six (6) months. Written notification of any claim must be received by Purchaser within six (6) months of the Closing Date or such claim shall be forever barred and Purchaser shall have no liability with respect thereto. In addition, upon Purchaser’s receipt of written notification of any such claim, Purchaser shall first be afforded at least thirty (30) days to cure any breach of Purchaser’s representations and warranties prior to Seller’s filing any claim in connection therewith. The aggregate liability of Purchaser for breach of any representations and warranties shall not exceed one percent (1%) of the Purchase Price; and recovery of actual damages up to that amount is Seller’s sole and exclusive remedy for any such breach; provided, however, Purchaser shall have no liability to Seller for matters disclosed by Purchaser or discovered by Seller

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prior to Closing. Notwithstanding anything herein to the contrary, breaches of any representation or warranty hereunder arising as a result of the fraud of Purchaser shall not be subject to (i) the six (6) month survival limit but shall continue to survive thereafter or (ii) the one percent (1%) cap above. The provisions of this Subparagraph shall survive the Closing.
12.Broker and Broker’s Commission. Purchaser and Seller each represent and warrant to the other that such party has not incurred an obligation to any broker or agent in connection with the transaction contemplated hereby. Purchaser Parties hereby covenant and agree to defend, indemnify and hold harmless Seller and Seller hereby covenants and agrees to defend, indemnify and hold harmless the Purchaser Parties against and from any and all loss, expense (including without limitation reasonable attorneys’ fees), liability, cost, claim, demand, damage, action, cause of action and suit arising out of or in any manner relating to the alleged employment or use by such party of any real estate broker or agent in connection with this transaction. The provisions of this Section 12 shall survive the Closing of this transaction or any termination of this Agreement.
13.Survey and Inspection. Purchaser and Purchaser’s agents, employees and independent contractors shall have the right and privilege to enter upon the Property during the Inspection Period to survey and inspect the Property and to conduct soil borings, environmental assessment and toxic waste studies and other geological, engineering, water or landscaping tests or studies or building inspections, all at Purchaser’s sole cost and expense, provided that Seller has been given notice at least twenty-four (24) hours prior to any such survey or inspection. In connection with any such surveys or inspections, Purchaser and Purchaser’s agents shall (i) maintain the insurance coverages provided for in Section 5(c) and (ii) provide Seller insurance certificates establishing such coverage. Notwithstanding the foregoing, Purchaser is prohibited from conducting any phase II environmental site assessments without obtaining Seller’s prior written consent, which consent may be withheld in Seller’s sole and absolute discretion; provided, however, that if Purchaser’s phase I environmental site assessment requires or recommends that a phase II environmental site assessment should be conducted, and Seller declines permission to conduct a phase II environmental site assessment or other supplemental environmental testing and Purchaser terminates this Agreement then, notwithstanding anything herein to the contrary, in addition to a refund of the Earnest Money to Purchaser, Seller shall reimburse Purchaser for all Pursuit Costs within three (3) business days after such termination. Purchaser Parties hereby agree to indemnify, defend and to hold Seller, Seller’s agents and employees and the Property harmless from and against any all losses, costs, damages, claims or liabilities including, but not limited to, mechanic’s and materialmen’s liens and attorneys’ fees, arising out of or in connection with Purchaser’s access to or entry upon the Property under this Section 13, unless caused by the gross negligence or willful misconduct of Seller (but not the existence of any condition discovered in the course of Purchaser’s inspections and testing). Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 13 shall survive the Closing and any cancellation or termination of this Agreement.
14.Eminent Domain. If, after the Effective Date and prior to Closing, Seller shall receive notice of the commencement or threatened commencement of eminent domain or other like proceedings against the Property or any portion thereof, Seller shall immediately notify Purchaser in writing, and Purchaser shall elect within thirty (30) days from and after such notice, by written notice to Seller, one of the following: (a) not to close the transaction contemplated hereby, in which event all Earnest Money shall be refunded to Purchaser and this Agreement shall be void and of no further force and effect; or (b) to close the purchase of the Property contemplated hereby in accordance with its terms but subject to such proceedings, in which event the Purchase Price shall remain the same and Seller shall transfer and assign to Purchaser at Closing all condemnation proceeds and rights to additional condemnation proceeds, if any. If Purchaser elects to purchase after receipt of such a notice, all actions taken by Seller with regard to such eminent domain proceedings, including but not limited to, negotiations, litigation, settlement, appraisals and appeals, shall be subject to the approval of Purchaser, which approval shall not be unreasonably withheld. If Purchaser

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does not make such election within the aforesaid time period, Purchaser shall be deemed to have elected to close the transactions contemplated hereby in accordance with clause (b) above.
15.Property Damage. If, after the Effective Date and prior to Closing, Seller learns or becomes aware of damage to the Property (or any Improvements or Irrigation Equipment) as the result of fire or other casualty, Seller shall immediately notify Purchaser in writing.
16.Condition of Property. Subsequent to the Effective Date and prior to Closing, Seller shall use and maintain the Property in accordance with its past practices and ordinary maintenance, but shall not be required to provide any extraordinary maintenance nor any capital expenditures.
17.Operations. After the Effective Date and prior to the Closing Date, Seller shall neither enter into any new, nor terminate, modify, extend, amend or renew any existing, lease or service, management, maintenance, repair, employment, union, construction, leasing or other contract or agreement affecting the Property (each, a “New Agreement”) without providing at least five (5) business days prior notice (and opportunity to review and approve the New Agreement) to Purchaser. Purchaser shall have five (5) business days after Purchaser’s actual receipt (notwithstanding the notice provisions in Section 18 below) of a true, correct and complete copy of a New Agreement to approve the same. If Purchaser does not approve any such New Agreement that Seller will enter into prior to expiration of the Inspection Period, then Purchaser’s sole and exclusive remedy will be to terminate this Agreement by delivering written notice to Seller no later than five (5) business days after receiving the New Agreement, and in such event Purchaser shall receive a full refund of the Earnest Money. If Purchaser fails to terminate this Agreement as set forth in the preceding sentence, it shall be deemed to have approved the New Agreement that Seller will enter into prior to expiration of the Inspection Period in the form provided. Seller may not enter into a New Agreement after expiration of the Inspection Period unless Purchaser has approved the same in writing.
18.Notice. Notices provided for in this Agreement must be (i) delivered personally, (ii) sent by registered or certified mail, postage prepaid, return receipt requested, (iii) sent via a reputable express courier, (iv) sent by facsimile during normal business hours with a confirmation copy delivered by another method permitted by this Section 18 other than electronic mail, or (v) sent by electronic mail during normal business hours with a confirmation copy delivered by another method permitted by this Section 18 other than facsimile, addressed as set forth below. Notice sent by U.S. mail is deemed delivered three days after deposit with the U.S. Postal Service. Notice sent by a reputable express carrier is deemed received on the day receipted for by the express carrier or its agent. Notice sent via facsimile is deemed delivered upon the transmission to the phone number designated as the recipient’s facsimile phone number above. Notice sent via electronic mail is deemed delivered upon the entrance of such electronic mail into the information processing system designated by the recipient’s electronic mail address set forth above. The addresses of the parties to which notices are to be sent shall be Purchaser’s Address or Seller’s Address, as applicable, as set forth in Section 1 above. Any party shall have the right from time to time to change the address to which notices to it shall be sent to another address, and to specify two additional addresses to which copies of notices to it shall be mailed, by giving to the other party at least ten (10) days prior notice of the changed address or additional addresses.
19.Remedies. If this transaction fails to close by reason of Purchaser’s wrongful failure to perform its obligations under this Agreement, the Earnest Money shall be retained by Seller as liquidated damages the parties hereby acknowledging that Seller’s actual damages in such circumstances would be difficult, if not impossible, to determine. Seller expressly acknowledges and agrees that retention of the Earnest Money as provided for herein shall be Seller’s sole and exclusive remedy in the event of Purchaser’s wrongful failure to perform its obligations hereunder. If this transaction fails to close for any reason other than Purchaser’s wrongful failure to perform his obligations hereunder, including without limitation the failure of any condition precedent to Purchaser’s obligations herein, the Earnest Money shall promptly be refunded to Purchaser. If

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this transaction fails to close by reason of Seller’s wrongful failure to perform its obligations under this Agreement, Purchaser’s sole and exclusive remedy for Seller’s breach shall be either to (i) terminate this Agreement by written notice to Seller and Escrow Agent and receive a full refund of the Earnest Money by the party in possession thereof and reimbursement from Seller of Purchaser’s Pursuit Costs, all within three (3) business days after Purchaser’s termination of this Agreement, or (ii) obtain specific performance of this Agreement. Seller waives the right to assert the defense of the lack of mutuality in any suit for specific performance instituted by Purchaser. In the event of any litigation between the parties under this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and court costs at all trial and appellate levels. The provisions of this Section 19 shall survive the Closing or termination of this Agreement coextensively with other surviving provisions of this Agreement.
20.Time of Essence. Time is of the essence of this Agreement.
21.Closing Documents. At or prior to Closing, each party shall deliver to the other party appropriate evidence to establish the authority of such party to enter into and close the transaction contemplated hereby. Greenridge and PFF also shall execute and deliver (or cause to be executed and delivered) to the Title Company at Closing, for it to hold in escrow pending Purchaser’s payment of the Purchase Price: (i) the Deeds; (ii) for both Greenridge and PFF, a certificate with respect to Section 1445 of the Internal Revenue Code stating, among other things, that each is not a foreign corporation as defined in the Internal Revenue Code and I.R.S. Regulations; (iii) the General Assignment substantially in the form attached hereto as Exhibit F; (iv) Seller’s representation and warranty downdate certificate under Section 11; (v) the Lease, (vi) the Lease Guaranty, (vii) the Water Rights Conveyance Instruments, if applicable; and (viii) such other documents reasonably necessary or appropriate to complete and evidence the transaction contemplated hereby, as reasonably requested by the Purchaser or Title Company, including without limitation a standard title company owner’s affidavit. Purchaser shall execute and/or deliver to the Title Company at Closing: (i) the Lease; (ii) the General Assignment substantially in the form attached hereto as Exhibit F; (iii) the SNDA, if applicable; (iv) the Memorandum (as hereinafter defined) and (v) such other documents reasonably necessary or appropriate to complete and evidence the transaction contemplated hereby, as reasonably requested by the Seller or Title Company.
22.Entire Agreement. This Agreement constitutes the entire agreement of the parties and may not be amended except by written instrument executed by Purchaser and Seller. All prior understandings and agreements between the parties are deemed merged herein.
23.Headings. The section headings are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope or content of this Agreement or any provision hereof.
24.Possession. Seller shall deliver actual possession of the Property at Closing, subject to the Lease.
25.Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida and venue for any civil action brought hereunder shall lie in the Florida state courts in Martin County, Florida.
26.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns as the case may be, and neither Seller nor Purchaser shall have the right to assign its rights hereunder. Notwithstanding the foregoing, Purchaser shall have the right to assign its rights hereunder to Gladstone or an entity wholly owned by Gladstone, provided that (i) Purchaser gives Seller at least five (5) days prior written notice and (ii) the assignee executes an agreement whereby the assignee assumes the rights and obligations of Purchaser

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hereunder. Upon the occurrence of such an assignment, Purchaser shall be released from any further liability arising from and after the date of such assignment.
27.Surviving Clauses. The provisions of this Agreement relating to tax prorations after Closing, Purchaser Parties’ indemnification with respect to its entering upon the Property prior to Closing, the “as-is” waiver and releases in Section 5, Seller’s and Purchaser’s representations and warranties in Section 11 subject to the limitations set forth therein, Seller’s agreement to cooperate with a Rule 3-14 audit, the mutual covenants of Seller and Purchaser Parties to indemnify each other, as the case may be, as set forth in Section 12, the remedies of Section 19 and the confidentiality provisions of Section 33 shall not merge into the Deeds but instead shall survive any Closing pursuant to this Agreement. Except as set forth in the preceding sentence or as otherwise expressly set forth herein, no other provision of this Agreement shall survive the Closing of this transaction.
28.Tax Deferred Exchange. Either party may structure the purchase or sale of the Property as a like kind exchange under Internal Revenue Code Section 1031, at such party’s sole cost and expense. The non-exchanging party shall reasonably cooperate therein, provided that the non-exchanging party shall incur no material costs, expenses or liabilities in connection with the any such exchange and the non-exchanging party shall not be required to take title to or contract for purchase or sale of any other property. If the exchanging party uses a qualified intermediary to effectuate the exchange, any assignment of the rights or obligations of the exchanging party hereunder shall not relieve, release or absolve the exchanging party of its obligations to the non-exchanging party hereunder. The exchanging party shall reimburse the non-exchanging party for all reasonable out-of-pocket expenses, if any, incurred by the non-exchanging party in effectuating any such exchange.
29.Non-Solicitation. From and after the Effective Date, Seller shall not market the Property for sale, or solicit or accept any back-up offers with respect to the sale of the Property.
30.Rule 3-14 Audit. Seller agrees to reasonably cooperate, at no cost or expense to Seller, with Purchaser in connection with any Rule 3-14 audit that Purchaser may conduct with respect to the Property within one (1) year after the Closing Date.
31.Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. Unless otherwise specified, the last day of any period of time described herein shall be deemed to end at 5:00 p.m. local time in the state in which the Property is located.
32.Counterparts. This Agreement may be executed in any number of identical counterparts, any or all of which may contain signatures of fewer than all of the parties, and delivered by email or facsimile transmission, all of which shall be taken together as a single instrument.
33.Confidentiality. Unless Seller specifically and expressly otherwise agrees in writing, Purchaser agrees that (a) the results of all inspections, analyses, studies and similar reports relating to the Property prepared by or for Purchaser utilizing any information acquired in whole or in part through the exercise of Purchaser’s inspection rights; and (b) all information (the “Proprietary Information”) regarding the Property of whatsoever nature made available to Purchaser by Seller or Seller’s agents or representatives is confidential and shall not be disclosed to any other person except those assisting Purchaser with the transaction, or Purchaser’s lender, if any, and then only upon Purchaser making such persons aware of the confidentiality restriction (in which event Purchaser shall be responsible for such person’s breach of such

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confidentiality restrictions, as if such breach were committed by Purchaser) except where disclosure is required by a court of competent jurisdiction or other similar requirement of a governmental agency or by law. Purchaser agrees not to use or allow to be used any such information for any purpose other than to determine whether to proceed with the contemplated purchase, or if Closing is consummated, in connection with the operation of the Property post-Closing. Further, if the purchase and sale contemplated hereby fails to close for any reason whatsoever, Purchaser agrees to return to Seller, or cause to be returned to Seller, all Proprietary Information. Notwithstanding any other term of this Agreement, the provisions of this Section 33 shall survive Closing or the termination of this Agreement.
34.Right of First Refusal. As a material inducement for Seller to enter into and consummate this transaction, at Closing, Seller shall reserve and Purchaser shall be deemed to have granted Seller a right of first refusal (“ROFR”) in accordance with the terms of this Section 34. Following Closing, in the event that (i) Purchaser decides to offer to sell all or any portion of the Property or Purchaser’s interest therein (“Offer to Sell”) or (ii) Purchaser receives from a third party a bona fide offer to purchase all or any portion of the Property or Purchaser’s interest therein that Purchaser desires to accept (“Third Party Offer”), Purchaser shall promptly send Seller a notice of such Offer to Sell or Third Party Offer (containing all material terms thereof). In the event that Purchaser transmits an Offer to Sell, Seller shall have the right, within thirty (30) days following the receipt of the Offer to Sell to enter into a contract with Purchaser to purchase Purchaser’s interest in the Property (or portion thereof) on the terms and conditions set forth in the Offer to Sell. In the event that Purchaser transmits a Third Party Offer, Seller shall have the right, within thirty (30) days following the receipt of the Third Party Offer, to enter into a contract with Purchaser to purchase Purchaser’s interest in the Property (or portion thereof) on the terms and conditions set forth in the Third Party Offer. Any decision by Seller not to exercise its ROFR rights with respect to any Offer to Sell or Third Party Offer shall not preclude Seller from exercising such rights with respect to a future Offer to Sell or Third Party Offer. Notwithstanding the foregoing or anything herein to the contrary, in the event Seller fails to exercise its ROFR rights under this Section 34, and Purchaser consummates the transaction contemplated in the Offer to Sell or Third Party Offer, Purchaser and Seller acknowledge and agree that Seller shall have no further ROFR rights with respect to the portion of or interest in the Property conveyed thereunder. Notwithstanding anything herein to the contrary, the ROFR rights under this Section 34 shall not apply to any foreclosure sale or deed in lieu of foreclosure sale by the holder of any mortgage or deed of trust on the Property or to a condemnation, eminent domain or similar proceeding. In addition, and notwithstanding anything herein to the contrary, the ROFR and all related rights of Seller shall expire automatically and be of no further force and effect upon the expiration or earlier termination of the Lease. In the event that the Lease expires or is terminated as to only a portion of the Property, the ROFR shall expire automatically and be of no further force and effect as such portion. The provisions of this Section 34 shall expressly survive the Closing.
35.Threshold Sales. In the event Purchaser receives a written Third Party Offer to purchase the Property or any portion thereof for a purchase price that is equal to or greater than $18,730.00 per acre that Purchaser intends to accept (“Threshold Offer”) then the following provisions shall control:
a)Purchaser shall comply with its obligations set forth in Section 34 and Seller, at Seller’s option, may exercise its ROFR in accordance with Section 34. In the event Seller elects to exercise its ROFR with respect to a Threshold Offer, the purchase price Seller shall pay at closing will be the amount of such Threshold Offer, less an amount equal to fifty percent (50%) of the Profit (as hereinafter defined).
b)In the event Seller elects not to exercise its ROFR with respect to a Threshold Offer then upon such closing, Purchaser shall deliver to Seller fifty percent (50%) of the Profit from the closing proceeds.

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c)Notwithstanding the foregoing or anything herein to the contrary, (i) Purchaser shall only be permitted to sell portions of the Property a maximum of five (5) times during the entirety of the Lease Term or any extension thereof, (ii) the portions of the Property that are sold must be conveyed in a contiguous fashion and (iii) Purchaser must begin with a sale of the northern portion of the Property and then proceed to sell the southern portion of the Property. For the avoidance of doubt, Purchaser is prohibited from selling any portion of the southern portion of the Property until it sells the northern portion of the Property.
d)For the purposes of this Section 35, “Profit” shall mean the Threshold Offer gross purchase price, minus the Agreed Value of the Property (or applicable Portion thereof), minus the amount of any Landlord Capital Expenditures made with respect to the portion of the Property being sold, and minus any reasonable and customary third party out of pocket costs, fees and expenses incurred by Purchaser directly in connection with the sale of the Property. (i.e. Threshold Offer purchase price - Agreed Value - Landlord Capital Expenditures - costs/expenses = Profit). Notwithstanding the foregoing, when calculating Landlord Capital Expenditures for the purpose of determining Profit, the amount of the capital expenditure shall be divided by the total amount of acres on the Property (as determined by the survey) and then multiplied by the total amount of acres being sold. For the avoidance of doubt, Purchaser shall only be entitled to reduce from the Profit a proportionate amount of the particular capital expenditure attributable to the acreage being sold.
e)The provisions of this Section 35 shall expressly survive the Closing or any future termination of the Lease. Notwithstanding the foregoing, any rights of Seller with respect to the ROFR (and Purchasers obligation to provide the ROFR to Seller) shall be limited to the term of the Lease, as more particularly set forth in Section 34 above and shall expire automatically upon the expiration or earlier termination of the Lease as provided above.
36.Memorandum. The parties agree to record at Closing, in the Public Records of Martin County, a Memorandum (“Memorandum”) evidencing the ROFR and Seller’s profit participation rights provided for in Sections 34 and 35 respectively, in form and substance reasonably acceptable to Purchaser, Seller and Seller’s title company. Purchaser shall obtain the consent and written joinder to the Memorandum of any and all holders of mortgages that will encumber Property at Closing.

[counterpart signature pages to follow]

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TN WITNESS WHEREOF, this Agreement has been duly executed on the day and year first above written.

PURCHASER:

CITRUS BOULEVARD STUART, LLC,
a Delaware limited liability company

By: Gladstone Land Limited Partnership, a
Delaware limited partnership, its Sole Member

By: Gladstone Land Partners, LLC, a Delaware limited liability company, its General Partner

By: Gladstone Land Corporation, a
Maryland corp.ora;io~, its Manager

By: /s/ David Gladstone
Name: David Gladstone
Title: CEO

SELLER:

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JOINDER OF GLADSTONE LAND CORPORATION

The undersigned acknowledges the existence and validity of the foregoing Agreement. By signing below, the undersigned hereby joins in the Agreement and agrees to be bound by the terms, conditions, obligations and provisions contained therein including but not limited to the terms set forth in Sections 5(f), 11, 12, 13 and 33 of the Agreement as described therein.

IN WITNESS WHEREOF, the undersigned has caused this Joinder to be executed as of the day and year first written above.

GLADSTONE LAND CORPORATION, a
Maryland corporation
By: /s/ David Gladstone
Name: David Gladstone
Title: CEO

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EXHIBIT A-1

GREENRIDGE LAND

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thence southerly along the arc of said curve through a central angle of 00°48'26", a distance of 80.00 feet to the South right-of-way line of the S-2 Canal; thence North 89°35'32" West parallel and 80.00 feet South of, as measured at right angles to, the North right-of-way line of said S-2 Canal a distance of 93.99 feet to the East line of said Section 15; thence North 89°35'32" West and continuing along said described line a distance of 4,734.69 feet to the easterly right-of-way line of the S-1 Canal and a point of a nontangent curve concave to the Southwest, having a radius of 1,575.00 feet; thence southeasterly along the arc of said curve having a chord bearing of South 48° 57' 26" East and a central angle of 31°37'36", a distance of 869.38 feet; thence South 33°08'39" East along the East right-of-way line of the S-1 Canal a distance of 1,855.52 feet to a point; thence South 89°39'37" East along a line that is parallel to and 55.00 feet North of, as measured at right angles to, the South line of Section 15, a distance of 3,056.23 feet to the East line of said Section 15; thence South 89°34' 48" East along a line that is parallel to and 55.00 feet North of, as measured at right angles to, the South line of Section 14, a distance of 98.82 feet to the westerly right-of-way line of said Citrus Boulevard; thence South 00°19' 04" West along the West line of said Citrus Boulevard a distance of 55.00 feet to a point on the South line of Section 14, said point bearing South 89°34'48" East a distance of 98.95 feet from the Southwest corner of said Section 14; thence continue South 00°19'04" West along said West line of said Citrus Boulevard a distance of 970.53 feet to the beginning of a curve concave to the Northwest having a radius of 3,769.72 feet; thence southerly along said right-of-way line and the arc of said curve, through a central angle of 31°08'47" a distance of 2,049.25 feet to a point of compound curvature of a curve concave to the Northwest having a radius of 2,814.79 feet; thence southwesterly along said right-of-way line and the arc of said curve, through a central angle of 36°48'39" a distance of 1,808.41 feet;thence South 68°16' 30" West a distance of 3,710.39 feet to the intersection with the West line of Section 27; thence North 00°34'20" East, departing the northerly right-of-way line of said Citrus Boulevard, a distance of 146.35 feet to the Southwest corner of Section 22; thence North 00° 07'41" East a distance of 2,033.56 feet to a point that is 3,288.30 feet South of the Northwest corner of said Section 22, as measured along the section line; thence North 26°36'02" West a distance of 3,688.57 feet to a point 1,659.00 feet West of the Northeast corner of Section 21 , as measured along the North line of said Section 21 ; thence North 26° 07'18" West a distance of 5,955.05 feet to the intersection with the North line of Section 16; thence North 89°35'37" West along the North line of said Section 16 a distance of 998.45 feet to the Northwest corner of said Section 16; thence North 89°32'12" West along the South line of Section 8 a distance of 5,284.04 feet to the Southwest corner of said Section 8; thence North 89°32'28" West along the South line of Section 7 a distance of 5,263.65 feet to the Point of Beginning.

LESS AND EXCEPT the land conveyed to Ginn-La St. Lucie Ltd., LLLP in Special Warranty Deed recorded July 15, 2005 in Official Records Book 2036, Page 2350.

Parcel 2A (S-2 Canal):

Commence at the Southwest corner of Section 14, Township 39 South, Range 40 East, Martin County, Florida; thence run South 89°34'48" East along the South line of said Section 14 a distance of 198.95 feet to the point of intersection with the easterly right-of-way line of Citrus Boulevard (County Road 726) and the centerline of S. W. Greenridge Street, as shown and recorded on the Plat of Greenridge Estates, Plat Book 7, Page 45, public records of Martin County, Florida; thence North 00°19'04" East along the East right-of-way line of said Citrus Boulevard a distance of 30.00 feet to the intersection with

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the North right- of-way line of said S. W. Greenridge Street; thence continue North 00°19'04" East along the East line of said Citrus Boulevard a distance of 2,114.17 feet to the South right-of-way line of the S-2 Canal and the Point of Beginning; thence continue North 00°19'04" East along the East line of said Citrus Boulevard a distance of 9.85 feet to the beginning of a curve concave to the Southwest having a radius of 5,779.58 feet; thence northerly along the arc of said curve and the easterly right-of-way line of said Citrus Boulevard through a central angle of 00°41'44" a distance of 70.15 feet to the Southwest corner of lands conveyed to Stuart Cut Flowers, Inc. as recorded in Official Record Book 421, Page 2014, public records of Martin County, Florida, and the North right-of-way line of the S-2 Canal; thence South 89°41'35" East a distance of 2,533.05 feet to the Southeast corner of said Stuart Cut Flowers, Inc. property; thence continue South 89°41'35" East a distance of 11.68 feet to the westerly right- of-way line of S. W. Greenridge Lane as shown on said Plat of Greenridge Estates; thence South 31°27'08" West along the westerly right-of-way line of said S. W. Greenridge Lane a distance of 93.47 feet to the South right-of-way line of the S-2 Canal; thence North 89°41'35" West a distance of 2,495.97 feet to the Point of Beginning.

Parcel 3:

A parcel of land located in Section 14, Township 39 South, Range 40 East, Martin County, Florida, more particularly described as follows, to-wit:

This parcel of land is labeled as "Drainage R/W (Not Included)" in the Plat of Greenridge Estates as recorded in Plat Book 7, Page 45, public records of Martin County, Florida, and is bounded on the North by the South line of Lot 6 according to the Plat thereof; bounded on the South by the North line of Lot 7 according to the Plat thereof; bounded on the West by the East right-of-way line of S. W. Greenridge Lane according to the Plat thereof; and bounded on the East by the westerly right-of-way line of the St. Lucie Canal as recorded in Plat Book 2, page 35, public records of Martin County, Florida.

Parcel 4:

Being a parcel of land located in Section 22, Township 39 South, Range 40 East, Martin County, Florida, more particularly described as follows, to-wit:

This parcel of land is bounded on the Southwest by the northeasterly line of Lot 25 of the Plat of Greenridge West, as recorded in Plat Book 9, Page 32, public records of Martin County, Florida; bounded on the Southeast by the northwesterly right-of-way line of the St. Lucie Canal, as recorded in Plat Book 2, page 35, public records of Martin County, Florida; bounded on the Northeast by the Southwest line of Lot 32, according to the Plat of Greenridge Estates, as recorded in Plat Book 7, Page 45, public records of Martin County, Florida; and bounded on the Northwest by the southeasterly right-of-way line of Citrus Boulevard (County Road 726).

Parcel 5:

Being a parcel of land located in Sections 22 and 27, Township 39 South, Range 40 East, Martin County, Florida, more particularly described as follows, to-wit:

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A parcel of land labeled "Not a part of this Plat", according to the Plat of Greenridge West, as recorded in Plat Book 9, Page 32, public records of Martin County, Florida, said parcel being bounded on the Northeast by the southwesterly lot line of Lot 5, according to the Plat thereof; bounded on the Southwest by the northeasterly line of Lot 4, according to the Plat thereof; bounded on the Southeast by the "Cane Slough Spillway" of the St. Lucie Canal, as recorded in Plat Book 2, Page 35, public records of Martin County, Florida; and bounded on the Northwest by the southeasterly right-of-way line of Citrus Boulevard (County Road 726).

Parcel 6:

The North 120.00 feet of the following described Parcel:

A parcel of land lying in portions of Sections 14 and 15, Township 39 South, Range 40 East, Martin County, Florida, more particularly described as follows: To wit: Commence at the Southwest corner of Section 7 of said Township and run North 00°11'13" East along the West line of said Section 7, a distance of 2648.87 feet to the West one quarter corner of said Section 7; thence North 00°12'01" East along said West line, a distance of 2647.72 feet to the Southwest corner of Section 6; thence North 00°16'38" East along the West line thereof, a distance of 2649.62 feet to the West one quarter corner of said Section 6; thence North 00°08'10" East along the West line of said Section 6, a distance of 124.72 feet to a point; thence South 89°48'10" East, a distance of 5278.52 feet to the West line of Section 5; thence South 89°48'10" East, a distance of 2079.83 feet to the Southwest corner of lands conveyed to Mr. Michael Zarrella as recorded in Official Records Book 164, Page 258, Public Records of Martin County, Florida; thence continue South 89°48'10" East along the South line of said Zarrella property, a distance of 2805.71 feet to the Southeast corner of said property; thence continue South 89°48'10" East, a distance of 208.72 feet to the Easterly right-of-way line of the S-1 Canal and the Westerly property line of lands conveyed to Mr. William J. Matheson as recorded in Official Records Book 340, Page 1231, Public Records of Martin County, Florida; thence Southerly along the East right-of-way line of said S-1 Canal the following courses and distances: Thence South 22°54'28" East along the West line of said Matheson property a distance of 491.65 feet to the East line of Section 5; thence continue South 22°54'28" East along the West line of said Matheson property, a distance of 2625.68 feet to the South line of Section 4 and the Northwest corner of lands conveyed to Charles O. Melear and Jimmy E. Melear as recorded in Official Records Book 220, Page 348, Public Records of Martin County, Florida; thence South 22°45'48" East along the West line of said Melear property, a distance of 4256.91 feet to the Northwest corner of Parcel 1 of lands conveyed to Melear Bros. Dairy, Inc., as recorded in Official Records Book 334, Page 198; thence continue South 22°45'48" East along said Melear Bros. Dairy, Inc. property, a distance of 1460.24 feet to the South line of Section 9; thence continue South 22°45'48" East a distance of 531.88 feet; thence South 32°45'17" East a distance of 2259.06 feet to the beginning of a curve concave to the Northeast, having a radius of 1766.00 feet; thence Southeasterly along the arc of said curve, through a central angle of 26°27'40", a distance of 815.60 feet to the intersection with the East line of said Section 16; thence continue along the above mentioned curve, through a central angle of 11°18'13", a distance of 348.41 feet to the South line of said Melear Bros. Dairy, Inc. property and the North right-of-way line of the S-2 Canal; thence continue along the above mentioned curve, through a central angle of 01°07'57", a distance of 34.91 feet to a point of reverse curvature of a curve concave to the Southwest, having a radius of 1575.00 feet; thence Southeasterly along the arc of said curve, through a central angle of 06°52'53", a distance of 189.16 feet to the POINT OF BEGINNING; thence continue along the above

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EXHIBIT A-2

PFF LAND

Parcel I

All of the Plat of Polo Club, according to the map or plat thereof as recorded in Plat Book 16, Page 67, Public Records of Martin County, Florida, less and excepting those lands conveyed to the Polo Club Property Owners Association, Inc., as recorded in Quit Claim Deed recorded in O.R. Book 2298, Page 1078, Public Records of Martin County, Florida, more particularly described as follows: All Streets and rights-of-way drainage easements, utility easements, water detention easements, bridle path easements, access easements, wetland preservation areas and all other common areas dedicated to the Polo Club Property Owners Association, Inc., as recorded in Plat Book 16, Page 67, of the Public Records of Martin County, Florida (collectively the "Common Areas")

Together with all easement rights in respect of the following parcels to-wit:

Parcel II:

Easement rights as set forth in Agreement to Terminate Existing Easement and to Grant New Access Easement recorded in O.R. Book 2312, Page 1168, of the Public Records of Martin County, Florida.

Parcel III:

Easement rights as set forth in Ingress, Egress and Cross Access Easement Agrement recorded in O.R. Book 2112, Page 2167, of the Public Records of Martin County, Florida.

Parcel IV:

Easement rights as set forth in Drainage Agreement recorded in O.R. Book 1990, Page 1906, of the Public Records of Martin County, Florida.

Parcel V:

Easement rights as set forth in Grant of Easement recorded in O.R. Book 637, Page 1213, of the Public Records of Martin County, Florida, as affected by Agreement recorded in O.R. Book 740, Page 1706, of the Public Records of Martin County, Florida.

Parcel VI:

Easement rights as set forth in Special Warranty Deeds recorded in O.R. Book 769, Page 1403, and O.R. Book 769, Page 1412, of the Public Records of Martin County, Florida.

Parcel VII:

Easement rights as set forth in Deed recorded in O.R. Book 164, Page 258, of the Public Records of Martin County, Florida.

Parcel VIII:

Easement rights as set forth in Deed recorded in O.R. Book 164, Page 1906, of the Public Records of Martin County, Florida.

Parcel IX:

Easement rights as set forth in Deed recorded in O.R. Book 621, Page 2298, of the Public Records of Martin County, Florida.

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EXHIBIT B

CERTAIN IRRlGATION EQUIPMENT

Area Location	Make	Model	Description	Serial #	Unit ID#
Greenridge pump station at river	John Deere	6090L	6 cyclinder	RG6090L117693	M255
Greenridge pump station at river	36" Pickup Pipe	N/A	N/A	N/A	N/A
Greenridge pump station at river	John Deere	6090L	6 cyclinder	RG6090L118094	M256
Greenridge pump station at river	36" Pickup Pipe	N/A	N/A	N/A	N/A
Greenridge pump staion at river	John Deere	6090L	6 cyclinder	RG6090L120529	M273
Greenridge pump station at river	36" Pickup Pipe	N/A	N/A	N/A	N/A
South ridge pump house	John Deere	4045	4 cyclinder	PE4045T177272	M257
South ridge pump house	24" Pickup Pipe	N/A	N/A	N/A	N/A
South ridge pump house	John Deere	4039	4 cyclinder	T04039T377006	M174
South ridge pump house	24" Pickup Pipe	N/A	N/A	N/A	N/A
Middle ridge pump house	John Deere	4045	4 cyclinder	PE4045L256087	M268
Middle ridge pump house	24" Pickup Pipe	N/A	N/A	N/A	N/A
Middle ridge pump house	John Deere	4045	4 cyclinder	PE4045L256086	M269
Middle ridge pump house	24" Pickup Pipe	N/A	N/A	N/A	N/A
Middle ridge	John Deere		6 Cylinder		M199
Middle Ridge	24 "Pickup Pipe		Out Pump		
North ridge pump house	John Deere	4039	4 cyclinder	T04039T377007	M169
North ridge pump house	24" Pickup Pipe	N/A	N/A	N/A	N/A
North ridge pump house	John Deere	4045	4 cyclinder	PE4045L254983	M266
North ridge pump house	24" Pickup Pipe	N/A	N/A	N/A	N/A
North Ridge	John Deere		4 Cy in pump		M110
North Ridge	18 " pickup Pipe		n/a		n/a
Flag area A	John Deere	4039	4 cyclinder	T04039D476133	M108
Flag area A	24" Pickup Pipe	N/A	N/A	N/A	N/A
Flag area A	John Deere	4045	4 cyclinder	PE4045L256084	M267
Flag area A	24" Pickup Pipe	N/A	N/A	N/A	N/A
Flag area A drip station	John Deere	6068	6 cyclinder	PE6068L274871	N/A
Flag area B	John Deere	6068	6 cyclinder	PE6068T276692	M263
Flag area B	Johnson Gear Co.		Gear well pump	165771	N/A
Flag area B drip station	John Deere	4045	4 cyclinder	PE4045L268179	N/A
Flag area C

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EXHIBIT C

DUE DILIGENCE MATERIALS

(a) Any plans, drawings, specifications and engineering and architectural studies and work (including “as built” plans and drawings) with regard to the Property;
(b)Any appraisals, surveys, title policy(ies) or title work of the Property obtained during the period during which Seller has owned the Property or otherwise in Seller’s possession;
(c)Copies of all correspondence in Seller’s possession relating to any lease or Government Payments;
(d)Real estate tax bills and statements for the current year and the previous two (2) years with respect to the Property;
(e)Utility bills for the Property for the two (2) most recent complete calendar years and the current year-to-date;
(f)Copies of insurance certificates with respect to the Property;
(g)Copies of all of the Contracts, if any, and any amendments or proposed amendments thereto;
(h)Copies of any soil boring or other similar engineering reports with respect to the Property obtained during the period during which Seller has owned the Property;
(i)Any environmental assessment report or study with respect to the Property in Seller’s possession;
(j)Copies of any warranties relating to any Improvements or Personal Property (including without limitation Irrigation Equipment) included in the Property;
(k)Any information in Seller’s possession or control from any governmental agency or authority regarding the Property.
(l)Copies of any notices and correspondence received from any governmental agency of authority regarding the Property;
(m)Copies of any notices and correspondence received from third-parties claiming an interest or right in and to the Property, or any portion thereof;
(n)Copies of any certificates, applications, permits or other documents related to or evidencing Water Rights associated with the Property or any portion thereof;
(o)Copies of the most current and up to date financial statements for the Tenant and Lease Guarantor and for years 2015, 2014 and 2013;
(p)Copies of any well, pump, and water quality tests done over the past three (3) years; and
(q)An inventory of all wells and pumps located on the Premises, together with the location, age, and output of each.

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SCHEDULE 1

AGREED VALUES

2017	$14,408.00 per acre
2018	$14,696.16 per acre
2019	$14,990.08 per acre
2020	$15,289.88 per acre
2021	$15,595.68 per acre
2022	$15,907.59 per acre
2023	$16,225.74 per acre
2024	$16,550.25 per acre
2025	$16,881.26 per acre
2026	$17,218.89 per acre

Schedule 1-1

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